Exhibit 10.3

[Accenture plc letterhead]

December____, 2014
Dear ______________:

As determined by the Compensation Committee of the Board of Directors of Accenture plc (the “Company”) at its meeting on October 22, 2014, the Company has amended your Senior Officer Performance Equity Restricted Share Unit Agreement (the “RSU Agreement”) as set forth below. Capitalized terms used herein without definition have the meanings assigned to such terms under the RSU Agreement. The Company hereby amends and restates Section 2(a) of the RSU Agreement in its entirety to read as follows:

“Subject to the Participant’s continued employment with any of the Constituent Companies, the RSUs shall vest pursuant to the vesting schedule set forth in the Essential Grant Terms (as modified by this Agreement) until such RSUs are 100% vested. Upon the Participant’s termination of employment for any reason, any unvested RSUs shall immediately terminate, and no further Shares shall be issued or transferred under Section 3 of this Agreement in respect of such unvested RSUs; provided, however, that if (i) the Participant’s employment with the Constituent Companies terminates due to the Participant’s death or Disability, the RSUs granted hereunder shall vest with respect to 100% of the RSUs held by the Participant on the date of such termination of employment, (ii) the Participant’s employment with the Constituent Companies terminates due to an Involuntary Termination, a number of RSUs granted hereunder shall vest on the date of such Involuntary Termination equal to the total number of RSUs granted hereunder multiplied by a fraction, the numerator of which is the whole number of months that have elapsed after the date of grant of this Agreement through the date of such Involuntary Termination and the denominator of which is 36, less the number (if any) of RSUs which vested before the date of such Involuntary Termination, or (iii) the Participant’s employment with the Constituent Companies terminates due to the Participant’s voluntary retirement between the dates of August 31 and December 31 (inclusive) where the Participant has attained age 50 or greater at the date of retirement, the Participant shall be entitled to vest in such number of Shares as are scheduled to vest on the January 1 immediately following such retirement date, in such number as set forth in the Essential Grant Terms.”
Except as expressly set forth in this letter, the terms and conditions set forth in your RSU Agreement shall continue in full force and effect.

Sincerely,
_________________________ Name

_________________________ Title